As Filed with the Securities and Exchange Commission on September 16, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

DYADIC INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	45-0486747
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 Intracoastal Pointe Drive, Suite 404
Jupiter, Florida 33477
(Address of principal executive offices) (Zip Code)

(561) 743-8333
(Registrant’s telephone number, including area code)

Copies to:

Karen Dempsey, Esq.
Andrew Thorpe, Esq.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
(415) 773-5700

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 10 (File No. 000-55264) is being filed solely for purposes of filing Exhibits 10.13 and 10.14 and revising the Exhibit Index.

Item 15. Exhibits

Exhibits required by Item 601 of Regulation S-K.

Exhibit No.	Description of Exhibit

3.1	Restated Certificate of Incorporation dated November 1, 2004

3.2	Amended and Restated Bylaws dated June 25, 2014

4.1	Specimen stock certificate evidencing shares of common stock.

10.1*	Dyadic International, Inc. 2006 Stock Option Plan.

10.2*	Dyadic International, Inc. 2011 Equity Incentive Plan.

10.3*	Form of Restricted Stock Unit Agreement Pursuant to the Dyadic International, Inc. 2011 Equity Incentive Plan.

10.4*	Employment Agreement, dated as of October 23, 2013, by and between Dyadic International, Inc. and Mark A. Emalfarb.

10.5*	Employment Agreement, dated as of April 29, 2013, by and between Dyadic International, Inc. and Danai E. Brooks.

10.6*	Amended Employment Agreement, dated as of June 1, 2011 and amended September 10, 2012, by and between Dyadic International, Inc. and Richard H. Jundzil.

10.7	Form of Director and Officer Indemnification Agreement.

10.8	Intracoastal Pointe Office Building Lease Agreement by and between Dyadic International, Inc. and Quentin Partners Co. dated as of December 30, 2010.

10.9	Lease Agreement by and between Dyadic International, Inc. and 500 West Commerce Way LLC dated as of July 1, 2008.

10.10
Lease Agreement by and between Dyadic International (USA), Inc. (f/k/a CPN International Ltd., Inc.) and Thomas & Howard Company dated as of November 18, 1997, as amended July 19, 2002, June 29, 2005, September 25, 2005, October 18, 2006, November 15, 2007, November 19, 2008 and December 17, 2009.

10.11	Lease of Office Accommodation by and among Dyadic Nederland B.V., Dyadic International, Inc. and BioPartner Center Wageningen B.V. dated as of June 8, 2007.

10.12	Second Addendum to Lease of Office Accommodation by and among Dyadic Nederland B.V., Dyadic International, Inc. and Kadans Biopartner B.V. dated as of January 31, 2012.

10.13**	Research, Development and License Agreement by and among Dyadic International (USA), Inc., Dyadic Netherland B.V. and BASF SE dated as of May 6, 2013.

10.14**	Amended and Restated License Agreement by and among Dyadic International (USA), Inc., Dyadic International, Inc. and Abengoa Bioenergy New Technologies, Inc. dated as of April 23, 2012.

10.15	Form of Convertible Subordinated Secured Promissory Note dated as of August 23, 2010.

10.16	Form of Convertible Subordinated Secured Promissory Note dated as of September 30, 2011.

10.17
Amended and Restated Note by and among Dyadic International (USA), Inc., Dyadic International, Inc. and the Mark A. Emalfarb Trust dated as of November 14, 2008, as amended April 12, 2012 and September 24, 2013.

21.1	Subsidiaries of the Registrant.

*    Identifies each management contract or compensatory plan or arrangement.
** Confidential treatment requested.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 16, 2014.

Dyadic International, Inc.

By:	/s/ Mark A. Emalfarb
Mark A. Emalfarb
President and Chief Executive Officer

By:	/s/ Thomas L. Dubinski
Thomas L. Dubinski
Vice President and Chief Financial Officer

By:	/s/ Michael J. Faby
Michael J. Faby
Vice President of Finance